Exhibit 10.1

UNIVERSAL CORPORATION

Performance Share Award Agreement

THIS PERFORMANCE SHARE AWARD AGREEMENT, effective as of the Award Date, between Universal Corporation, a Virginia corporation (the “Company”), and the Participant, is made pursuant and subject to the Company’s 2007 Stock Incentive Plan, as approved on August 7, 2007, which is incorporated herein by reference, and any future amendments thereto (the “Plan”). All terms used herein that are defined in the Plan shall have the same meanings given them in the Plan. For purposes of this Agreement, the term “Performance Share” shall have the same meaning as the term “Stock Unit” used in the Plan. This agreement, along with the accompanying letter detailing an award during [            ] of Performance Shares to the Participant (“Award Letter”), constitutes a single agreement governing the terms and conditions of the Participant’s award under the Plan, and is referred to herein as the “Agreement.”

1. Award of Performance Shares. Pursuant to the Plan and this Agreement, the Company granted to Participant the number of Performance Shares specified in the Award Letter.

2. Terms of Award and Definitions.

(a) Award Date is the date of the Award Letter.

(b) Change in Control means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of item (iii) of this subsection 2(b); or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c) Participant is the individual named in the Award Letter.

(d) Performance Period means the period specified in the Award Letter over which the Award is earned.

(e) Performance Shares means an award denominated in the Company’s shares of Common Stock in the amount specified in the Award Letter.

(f) Retirement means, for purposes of this Agreement, early, normal or late retirement as defined in the Employees’ Retirement Plan of Universal Leaf Tobacco Company, Incorporated and Designated Affiliated Companies, or for any reason approved by the Committee in its absolute discretion.

(g) Target means the level of attainment of the Performance Measure(s) established by the Committee and described in the Award Letter at which 100% of the Performance Shares are deemed to have been earned.

3. Earning the Award.

(a) Except as provided in subsection (b) below, the Award of Performance Shares is subject to the attainment of a Performance Measure(s) established by the Committee, and will be earned based on the level of attainment of the Performance Measure(s) relative to the Target described in the Award Letter.

(b) Participants shall be entitled to a prorated number of Performance Shares if, while they are employed by the Company or an Affiliate, they Retire, die or become Disabled during the Performance Period. The applicable pro rata number of Performance Shares shall be determined by multiplying the number of Performance Shares by a fraction, the numerator of which is the number of whole months in the Performance Period that have elapsed since the beginning of the Performance Period through the date of the Participant’s death, Retirement or Disability and the denominator of which is the number of whole months in the Performance Period. The amount, if any, actually earned by such Participant shall be determined based on attainment of the Performance Measure(s) relative to Target through the end of the Performance Period, and shall be paid to such Participant in accordance with Section 5 at the same time payment would have been made had the Participant remained actively employed; provided, however, in the event of the Participant’s death, the Committee, at its sole discretion, may accelerate the end of the Performance Period to coincide with the date of the Participant’s death and may base the number of Performance Shares earned on attainment of the Performance Measure(s) relative to the Target through such date, or may deem such Participant’s Performance Shares to have been earned at the Target as of such date, or may take such other actions with respect to this Award as the Committee determines in its discretion are necessary or appropriate under the circumstances to preserve the intended benefits of this Award for such Participant . The corresponding amounts payable for Performance Shares shall be paid in the form described in Section 5. For the avoidance of doubt, the Performance Shares lost due to proration will not vest and will be deemed forfeited upon the event of a Participant’s Retirement, death or Disability.

4. Vesting and Forfeiture of Award. Except as provided in this Agreement, Performance Shares will vest on the last day of the Performance Period. A Participant whose employment is terminated other than for reasons of the Participant’s death, Retirement or Disability prior to the end of the Performance Period will forfeit the award of Performance Shares effective upon termination.

5. Settlement of Award. The Company shall deliver to the Participant a payment for each earned and vested Performance Share as determined in accordance with the Award Letter attached hereto, with such payment to be made in shares of Common Stock. Payment shall be made within ninety (90) calendar days following the close of the Performance Period, subject to the following:

(a)	Except in the case of death, Disability or Retirement, the Participant must be employed by the Company or an Affiliate on the date of payment, and shall have no right with respect to any Award or a portion thereof, until such Award shall be paid to such Participant.

(b)	Unless the Participant pays to the Company in cash (or provides for the payment of) the withholding taxes on the income realized from the payment for Performance Shares prior to or at the time of the date of payment, the Company shall withhold from the shares of Common Stock payable to the Participant the number of whole shares of Common Stock which on the payment date best approximates the amount of taxes required to be withheld by the Company.

(c)	If the Committee determines, in its sole discretion, that a Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company, then the Committee may cause any unpaid pending Award to be forfeited in part or in whole. In the event of a material restatement of financial statements, the Committee may cause this Award to be forfeited or the Company may seek a recoupment of payments made under this Award. In addition, the Committee may cause this Award to be forfeited or the Company may seek a recoupment of payments made under this Award in the event of the Participant’s ethical misconduct.

(d)	Fractional shares of Common Stock shall not be issuable hereunder upon payment, and when any provision hereof may entitle the Participant to a fractional share, such fraction shall be disregarded.

6. Change in Control. Notwithstanding any other provision of this Agreement to the contrary:

(a) in the event of a Change in Control as described in Sections 2(b)(ii)-(iv), all unvested Performance Shares not previously forfeited shall become vested and (if the Change in Control occurs prior to the end of the Performance Period) shall be deemed to be earned at the Target; and

(b) in the event of a a Change in Control as described in Section 2(b)(i), a portion of the unvested Performance Shares not previously forfeited shall become vested and (if the Change in Control occurs prior to the end of the Performance Period) shall be earned based on attainment of the Performance Measure(s) relative to the Target as of the date of the Change in Control, as though the Performance Period ended on such date. The portion that vests pursuant to the preceding sentence shall be determined by multiplying the total number of outstanding Performance Shares by a fraction, the numerator of which is the number of whole months in the Performance Period that have elapsed since the beginning of the Performance Period through the date of the Change in Control and the denominator of which is the number of whole months in the entire Performance Period; provided, however, that if the Participant has terminated employment on account of death, Disability or Retirement prior to the date of the Change in Control, such that the number of Performance Shares the Participant is entitled to earn under this Agreement has already been pro-rated pursuant to Section 3(b) above, then all of such Participant’s remaining unvested Performance Shares shall vest. The Committee shall have the power in accordance with Section 8 to calculate the attainment of the Performance Measure(s) as of the date of the Change in Control or determine the basis on which the attainment of the Performance Measure(s) as of such date will be calculated. For the avoidance of doubt, the Performance Shares lost due to pro-ration pursuant to this Section 6(b) will not vest and will be deemed forfeited upon the Change in Control event described in Section 2(b)(i).

Performance Shares that are earned and vested pursuant to Section 6(a) or 6(b) shall be settled in the form described in Section 5 and paid within twenty-five (25) business days following the date of the event triggering vesting under this Section 6.

7. Nontransferability. The Performance Shares granted under this Agreement shall be nontransferable.

8. Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time by the Board of Directors, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, in its sole discretion, all of which shall be binding upon the Participant.

9. No Right to Continued Employment. This Agreement does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.

11. Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

12. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

13. Binding Effect. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

UNIVERSAL CORPORATION	PARTICIPANT

By:

Its:	Date:

Date: